Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Restricted Stock Plan of GLG Partners, Inc. of our reports dated April 18, 2008, with respect to the combined and consolidated financial statements and schedules of GLG Partners, Inc., and the effectiveness of internal control over financial reporting of GLG Partners, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Ernst & Young LLP
London, England
October 31, 2008